                                                                     EXHIBIT 4.2

THIS CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. NEITHER THIS NOTE NOR SUCH SHARES OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS.


                              AETHLON MEDICAL, INC.
                           CONVERTIBLE PROMISSORY NOTE


$30,000.00                                                          MAY 16, 2005

         AETHLON MEDICAL, INC., a Nevada corporation (the "Company"), for value received, hereby promises to pay to Fusion Capital Fund II, LLC or its assigns (the "Holder"), in legal tender of the United States of America, the principal sum of THIRTY THOUSAND DOLLARS ($30,000.00) on August 15, 2005 (the "Maturity Date"), and to pay interest thereon at the rate of fifteen percent (15%) per annum. Interest shall accrue daily, be compounded, and be computed on the basis of a 360-day year and the number of actual days elapsed.

         This Convertible Promissory Note is the Convertible Promissory Note referred to and issued pursuant to the terms of that certain Letter Agreement dated as of the date hereof, by and between the Company and Holder ("Letter Agreement").

         SECTION 1. TIME AND PLACE OF PAYMENT. (a) The entire unpaid principal balance of this Note, together with any accrued and unpaid interest thereon, shall be due and payable on the Maturity Date. Principal and interest on this Note shall be paid by wire transfer of immediately available funds or by check delivered to the Holder's registered address as it appears upon the books of the Company. Upon the payment in full of this Note, the Holder shall immediately surrender this Note to the Company at its executive offices.

         (b) Any payment made under this Note, whether upon acceleration, final maturity or otherwise, shall be applied first to the payment of any accrued and unpaid interest and the balance (if any) shall be applied on account of principal.

         (c) Whenever any payment to be made under this Note shall be due on a Saturday, Sunday or any day on which banks are required or authorized by law or regulation to close in New York City (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case not be included in the computation of interest accrued.

         (d) Notwithstanding any other provision of this Note, in the event that any portion of the principal amount of this Note is converted into any shares of the Company's Common Stock in accordance with the provisions of Section 3 below, then no interest shall be payable on the portion so converted for the period following the date of conversion.

         (e) From and after the Maturity Date or after the occurrence of an Event of Default (as hereinafter defined) under this Note then the interest rate under this Note shall be increased to twenty percent (20%) per annum and shall be calculated in accordance with the terms of the Note.

         (f) In no event shall the Holder be entitled to convert this Note for a number of Conversion Shares in excess of that number of Conversion Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed 9.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Note with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) conversion of the remaining outstanding Note balance and accrued interest beneficially owned by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Holder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

         SECTION 2. PREPAYMENTS. At any time on or prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, on 10 days' advance notice to the Holder and subject to the right of the Holder to convert in advance of such prepayment date and provided that on such prepayment date, the Company will pay in respect of the redeemed Note cash equal to the face amount plus accrued interest on the Note (or portion thereof) redeemed. At any time after the Maturity Date, the Company shall have the right to repay this Note, in whole or in part, on 10 days' advance notice to the Holder and subject to the right of the Holder to convert in advance of such repayment date and provided that on such repayment date, the Company will pay in respect of the redeemed Note cash equal to 150% of the face amount plus accrued interest on the Note (or portion thereof).

         SECTION 3. CONVERSION.

         (a) The Holder shall have the right from time to time, at its option, at any time to convert the principal amount (or any portion thereof) of this Note, together with all accrued interest thereon in accordance with the provisions of and upon satisfaction of the conditions contained in this Note, into fully paid and non-assessable shares of the Company's common stock (the "Conversion Shares") at a conversion price (the "Conversion Price") equal to $0.20 per share for any conversion occurring on or prior to the Maturity Date, or at price equal to the lesser of (i) 75% of the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) trading days prior to the submission of a conversion notice or (ii) $0.20 per share, for any conversions occurring after the Maturity Date.

         (b) The Holder's conversion right set forth in this Section may be exercised at any time and from time to time but prior to payment in full of the principal amount of and accrued interest on this Note.

         (c) The Holder may exercise the right to convert all or any portion of the principal amount and accrue interest of this Note by delivery of (i) this Note and (ii) a completed conversion notice on a Business Day to the Company's principal executive offices. Such conversion shall be deemed to have been made immediately prior to the close of business on the Business Day of such delivery a conversion notice (the "Conversion Date"), and the Holder shall be treated for all purposes as the record holder of the shares of Common Stock into which this
Note is converted as of such date.

         (d) As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the Holder of this Note a stock certificate or certificates representing the number of Conversion Shares into which this Note has been converted.

         (e) Upon conversion of the entire principal amount and accrued interest of this Note and the delivery of the items set forth in Section 3(d), except as otherwise provided in Section 15 of this Note, the Company shall be forever released from all of its obligations and liabilities under this Note.

         (f) If, prior to the Conversion Date, the Company shall (i) pay a stock dividend or make a distribution to all holders of Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares,
(iv) issue by reorganization, reclassification or recapitalization of its shares of Common Stock any shares of capital stock of the Company, or (v) take any other action which has the effect of diluting the number of Conversion Shares issuable upon conversion of this Note, the number of Conversion Shares shall be equitably and proportionately increased or decreased, as the case may be.

         (g) The Company agrees that the Holder shall retain the right to convert even if the Company indicates its willingness to repay the loan.

         SECTION 4. RESERVATION OF STOCK, ETC. The Company covenants and agrees that it will at all times have authorized, reserve and keep available, solely for the purpose of effecting the conversion of this Note such number of its shares of such Common Stock as shall from time to time be sufficient to effect the conversion of this Note in full. The Company further covenants and agrees that this Note is, and any Notes issued in substitution for or replacement of this Note and all Conversion Shares, will upon issuance be duly authorized and validly issued and, in the case of Conversion Shares, upon issuance will be fully paid and non-assessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock of the Company is then listed on any national securities exchanges (as defined in the Exchange Act of 1934, as amended (the "Exchange Act")) or quoted on NASDAQ, shall be, subject to the restrictions set forth in Section 5, duly listed or quoted thereon, as the case may be. In the event that the number of authorized but unissued shares of such Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, then in addition to such other remedies as shall be available to the Holder, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of such Common Stock to such number of shares as shall be sufficient for such purpose.

         SECTION 5. TRANSFER RESTRICTIONS; EXEMPTION FROM REGISTRATION.

(a) The holder of this Note is entitled to certain registration rights with respect to the Conversion Shares issuable upon conversion thereof. Said registration rights are set forth in the Letter Agreement by and between the Holder and the Company. This Note may not be transferred except upon satisfaction of all of the requirements of the Act and applicable state securities laws. Without limiting the generality of the foregoing, the Holder agrees that (i) this Note and the Conversion Shares have not been registered under the Act and may not be sold or transferred without registration under the Act or unless an exemption from such registration is available; (ii) the Holder has acquired this Note and will acquire the Conversion Shares for its own account for investment purposes only and not with a view toward resale or distribution; and (iii) if the registration statement contemplated in the Letter Agreement is not effective at the time any Conversion Shares are issued to Holder upon conversion under this Note, and the Conversion Shares are not exempt from registration under Rule 144, then the Conversion Shares shall be inscribed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF HOLDER'S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

         (b) If an opinion of counsel of Holder provides that registration is not required for the proposed conversion or transfer of this Note or the proposed transfer of the Conversion Shares and that the proposed conversion or transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the Securities and Exchange Commission (the "SEC") or any state securities agency, or delivering to the Holder any form or document in order to establish the right of the Holder to effectuate the proposed conversion or transfer, the Company agrees promptly, at its expense, to take any such action; and provided, further, that the Company will reimburse the Holder in full for any expenses (including but not limited to the fees and disbursements of such counsel, but excluding brokers' commissions) incurred by the Holder or owner of Conversion Shares on his, her or its behalf in connection with such conversion or transfer of the Note or transfer of Conversion Shares.

         SECTION 6.  RULE 144

         In the event that the Company (a) has or registers a class of securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (b) has or commences to file reports under Section 13 or 15(d) of the Exchange Act, then at the request of any Holder who proposes to sell securities in compliance with Rule 144 of the SEC, the Company will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rules may be amended from time to time and (ii) make available to the public and such holders such information and take such other action as is requested by the holder as will enable the holder to make sales pursuant to Rule 144.

         SECTION 7. EVENTS OF DEFAULT. If any of the following events shall occur (herein individually referred to as an "Event of Default"), Holder may declare the entire unpaid principal and accrued interest on this Note immediately due and payable, by a notice in writing to the Company.

         (a) Any default by the Company under any provision of this Note or if the Company breaches or fails to perform or observe any covenant, representation, warranty or agreement contained in this Note; or

         (b) Any default by the Company under any provision of any other agreement or contract entered into between the Company and Holder ("Other Agreements") or if the Company breaches or fails to perform or observe any covenant, representation, warranty or agreement contained in any Other Agreements; or

         (c) The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the Federal bankruptcy laws, or any other applicable Federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company in furtherance of any such action; or

         (d) If, within 30 days after the commencement of an action against the Company seeking bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay or any such order or proceeding shall thereafter bet set aside, or if, within 30 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

         SECTION 8. TAXES, COSTS AND EXPENSES. The Company covenants and agrees that it will pay when due and payable any and all federal, state and local taxes (other than income taxes) and any other costs and expenses which may be payable in respect of the preparation, issuance, delivery, conversion, surrender or transfer of this Note pursuant to the terms of this Note or the issuance of any Conversion Shares as a result thereof. If any suit or action is instituted or attorneys employed to collect or enforce this Note or any part thereof, the Company promises and agrees to pay on demand all costs and expenses of collection, including reasonable attorneys' fees and court costs.

         SECTION 9. LOSS OF NOTE. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnification in form and substance acceptable to the Company in its reasonable discretion, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver a new Note of like tenor and date.

         SECTION 10. ENTIRE AGREEMENT. With the exception of the Registration Rights Agreement and Common Stock Purchase Agreement between the parties dated as of May 20, 2004, this Note and the Letter Agreement each of even date represent the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

         SECTION 11. BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. All provisions of this Note shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns. No person other than the Holder and the Company shall have any legal or equitable right, remedy or claim under or in respect of, this Note.

         SECTION 12. AMENDMENT AND WAIVERS. This Note may be amended, changed or modified only by a written instrument executed by the Company and the Holder of this Note. Any waiver of any breach of any of the terms of this Note, and any consent required or permitted to be given hereunder, shall be effective if in writing and executed by or on behalf of the Holder of this Note. No waiver of any breach nor consent to any transaction shall be deemed a waiver of or consent to any other or subsequent breach or transaction.

         SECTION 13. WAIVER OF PRESENTMENT, ETC. The Company hereby waives presentment for payment, demand, notice of non-payment, protest and notice of protest and hereby agrees to all extensions and renewals of this Note, without notice.

         SECTION 14. GOVERNING LAW; JURISDICTION; JURY TRIAL. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Note and the Letter Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the Letter Agreement or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

         SECTION 15. REPRESENTATIONS AND WARRANTIES TO SURVIVE CLOSING. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Note and the issuance of any Conversion Shares upon the conversion hereof.

         SECTION 16. SEVERABILITY. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Note to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Note, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

         SECTION 17. HEADINGS. The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed this day by a duly authorized officer.

AETHLON MEDICAL, INC.
By:________________________
Name:_____________________
Title:______________________




Company Notice Information:
---------------------------

Aethlon Medical, Inc.
7825 Fay Avenue, Suite 200
La Jolla, CA 92037
Telephone:         858-456-5777
Facsimile:         858-456-4690
Attention:         James Joyce

With a copy to:
Richardson & Patel, LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90404
Telephone:         (310) 208-1182
Facsimile:         (310) 208-1154
Attention:         Nimish Patel

Holder Notice Information:
--------------------------

Fusion Capital Fund II, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654
Telephone:        312-644-6644
Facsimile:        312-644-6244
Attention:        Steven G. Martin

                                    EXHIBIT A

                                CONVERSION NOTICE


                (To be signed only upon conversion of this Note)


TO:     AETHLON MEDICAL, INC.

The undersigned, the registered holder of the Convertible Promissory Note (the "Note") of AETHLON MEDICAL, INC. (the "Company"), hereby surrenders the Note for conversion into shares of Common Stock of the Company ("Common Stock") to the extent of $_______ unpaid principal amount of the Note and $_______ unpaid accrued interest due under the Note, all in accordance with the provisions of such Note. The undersigned requests (i) that a certificate representing shares of Common Stock, bearing the appropriate legends, be issued to the undersigned, and (ii) if the unpaid principal amount so converted is less than the entire unpaid principal amount of the Note, that a new substitute note representing the portion of said unpaid principal amount that is not so converted be issued in accordance with the provisions of the Note.



Dated:  ___________________________________________________
          (Signature and name of the registered holder)





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